marizyme

Marizyme, Inc.
555 Heritage Drive, Suite 205
Jupiter, FL 33458
www.marizyme.com

January 12, 2023

Univest Securities, LLC
As Placement Agent for the Investors
375 Park Avenue, 15th Floor
New York, NY 10152

Re: Modification of Warrants

Dear Sirs:

Reference is made to each (a) Unit Purchase Agreement (as amended, superseded, replaced, or otherwise modified from time to time, the "**Unit Purchase Agreement**"), between the Company and the investor identified therein (individually, "**Investor**" and collectively, "**Investors**"); (b) 10% Secured Convertible Promissory Note issued to such Investor in connection with such Unit Purchase Agreement (as amended, superseded, replaced, or otherwise modified from time to time, "**Note**"); and (c) Class C Common Stock Purchase Warrant (each as amended, superseded, replaced, or otherwise modified from time to time, "**Warrant**") issued to such Investor in connection with such Unit Purchase Agreement; and to that certain Placement Agency Agreement, dated as of December 10, 2021, between the Company and Univest Securities, LLC (the "**Placement Agent**") as placement agent for the Investors. Capitalized terms used but not defined herein shall have the meanings given to them in the Unit Purchase Agreement, or if not defined therein, in the Warrant, or if not defined therein, in the applicable Transaction Document (as defined in the Unit Purchase Agreement), in each case as of the date hereof.

This letter agreement (this "**Letter Agreement**") confirms our recent discussions about a modification to each Warrant in order to confirm and clarify the intent of the parties.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

(1) This Letter Agreement shall be deemed to be a Transaction Document as such term is defined by each Unit Purchase Agreement.

(2) The following shall be inserted at the end of Section 5.4 of the Warrant:

"Simultaneously with any adjustment to the Exercise Price pursuant to this Section 5.4, the number of Warrant Shares issuable hereunder shall be increased such that the Aggregate Exercise Price payable hereunder, after taking into account such downward adjustment in the Exercise Price, shall be the same as the Aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein, including without limitation, the beneficial ownership limitation otherwise provided under Section 10 hereof)."

The Company hereby reaffirms all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect.

The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate Investor to enter into or consider entering into

marizyme

any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Unit Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company's board of directors approving this Letter Agreement and all undertakings thereto in all respects and written evidence of the same provided to the Placement Agent by January 31, 2023 and (b) the Company agreeing that it shall, within the time required under the 1934 Act, file with the SEC a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions herein; provided, however, that at the reasonable request of a Investor the Company will use commercially reasonable efforts to file such report prior to the time required under 1934 Act.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Marizyme, Inc.

By: [signature]
Name: DAVID BARTHEL
Title: CFO

AGREED AND ACCEPTED:

Univest Securities, LLC, as Placement Agent for the Investors

By: [signature]
Name: Edric Guo
Title: Chief Executive Officer